Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
SemiLEDs Corporation:

We consent to the use of our report, dated October 26, 2010, except for the amendment to the preferred stock automatic conversion provisions discussed in Note 15, for which the date is November 20, 2010, and except for the effect of the reverse stock split described in Note 15, for which the date is December 5, 2010, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Boise, Idaho
December 5, 2010